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                                                                    EXHIBIT 23.7



                       Consent of Warburg Dillon Read LLC

We hereby consent to the use of Annex G containing our opinion letter dated October 25, 1999 to the Board of Directors of Lennox in the Proxy Statement/Prospectus constituting a part of the Registration Agreement on Form S-4 relating to the proposed merger of Lennox and Service Experts and to the references to our firm in such Proxy Agreement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                         WARBURG DILLON READ LLC



New York, New York
December 8, 1999